Exhibit 99.2

October 21, 2016

Fellow Shareholders,

The founding publisher of Time magazine, Henry Luce, believed that, “Business, more than any other occupation, is a continual dealing with the future; it is a continual calculation, an instinctive exercise in foresight.”

Obviously, that continual calculation and exercise in foresight can be challenging. Fortunately, one practical means by which a business can better navigate into its future is by continually measuring and noting its ongoing performance. What do our current results say about the strategic direction we are pursuing?

Based on the evidence of this quarter’s record earnings, as well as the continued growth in our stock price and market capitalization, the re-energized model of community banking your company is pursuing is proving to be a sound way forward. I’m pleased to offer more of the specifics of these results below, as well as share with you how the response to our recent Fraud Protection Seminars indicates your company is keeping abreast of the most pressing concerns of its customers.

Focus on Creating Value

Several years ago, the management team created a growth-oriented business plan with the overall goal of creating value for shareholders by increasing the size of the bank and growing earnings. We work very hard to achieve this goal every day, and I am pleased with the success we have achieved.

Properly executing our business plan is paying off and our stock price and market cap are near record highs as we continue to outperform other financial peer companies. Through September 30, 2016, Farmers National Banc Corp.’s stock price was up 27.0%, compared to two widely followed bank indices, The NASDAQ Bank Index, which was up 5.2%, and the KBW Bank Index, which was down 3.1%.

We appreciate our investors’ support and remain focused on properly executing our growth oriented business model, while creating long-term value for our shareholders.

Record Earnings

We are happy to report a record quarter in net income, which has been achieved through the successful integration of our recent mergers, our 12% organic loan growth, and our continued focus on increasing noninterest income and careful management of noninterest expenses.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Net income for the third quarter of 2016 was $5.4 million or $0.20 per diluted share, 7% higher than the second quarter of 2016 net income of $5.0 million or $0.19 per share. We are pleased with these record financial results and look forward to the opportunity for continued growth.

Fraud Seminars

With the increased breaches of data security taking place across the country, we felt it important to help our customers and the community equip themselves with financial data security education through a series of seminars. Farmers hosted a series of Business Fraud Protection Seminars for area business leaders to discuss the insights, strategies and best practices for protecting their businesses against fraud. The seminar featured Matt Neely, Director of Strategic Initiatives for SecureState, a global management consulting firm focused on information security.

At Farmers, we are vigorously working to protect our customers from cyber threats through products and services, as well as implementing many industry best practices. But, just as important as our products and services, is the information and insight we can pass on to the business community at large. We were excited to bring a security expert in to speak and share his vast knowledge on this ever increasing threat. The seminars covered a number of issues related to cyber security including the changing landscape and trends, business case studies, recommendations for protection and identifying risks and mitigation. We had a great turnout and are looking forward to continuing to offer educational seminars in the future.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com